Exhibit 25.1

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM T-1

STATEMENT OF ELIGIBILITY
UNDER THE TRUST INDENTURE ACT OF 1939
OF A CORPORATION DESIGNATED TO ACT AS TRUSTEE

☐	CHECK IF AN APPLICATION TO DETERMINE ELIGIBILITY OF A TRUSTEE PURSUANT TO SECTION 305(b)(2)

HSBC Bank USA, National Association

(Exact name of trustee as specified in its charter)

N/A	20-1177241
(Jurisdiction of incorporation	(I.R.S. Employer
or organization if not a U.S. national bank)	Identification No.)

66 Hudson Blvd East
New York, New York	10001
(Address of principal executive offices)	(Zip Code)

Thomas Mackay, Director

HSBC Bank USA, National Association

66 Hudson Blvd East

New York, New York 10001

Tel: (212) 525-1552

(Name, address and telephone number of agent for service)

PHILIP MORRIS INTERNATIONAL INC.

(Exact name of obligor as specified in its charter)

Virginia (State or other jurisdiction of incorporation or organization)	13-3435103 (I.R.S. Employer Identification No.)

677 Washington Blvd, Suite 1100 Stamford, Connecticut (Address of principal executive offices)	06901 (Zip Code)

Debt Securities

(Title of Indenture Securities)

General

Item 1. General Information.

Furnish the following information as to the trustee:

(a)  Name and address of each examining or supervisory authority to which it is subject.

Comptroller of the Currency, New York, NY.

Federal Deposit Insurance Corporation, Washington, D.C.

Board of Governors of the Federal Reserve System, Washington, D.C.

(b) Whether it is authorized to exercise corporate trust powers.

Yes.

Item 2. Affiliations with Obligor.

If the obligor is an affiliate of the trustee, describe each such affiliation.

None

Items 3-15. Not Applicable

Item 16. List of Exhibits

Exhibit

T1A(i)	(4)	Copy of the Amended and Restated Articles of Association of HSBC Bank USA, National Association and as amended and restated as of November 7, 2022.

T1A(ii)	(2)	Certificate of the Comptroller of the Currency dated July 1, 2004 as to the authority of HSBC Bank USA, National Association to commence business.

T1A(iii)	(1)	OCC Certification of Fiduciary Powers dated February 20, 2019 for HSBC Bank USA, National Association

T1A(iv)		Copy of the existing By-Laws of HSBC Bank USA, National Association.

T1A(v)		Not applicable.

T1A(vi)	(3)	Consent of HSBC Bank USA, National Association required by Section 321(b) of the Trust Indenture Act of 1939.

T1A(vii)		Copy of the latest report of condition of the trustee (September 30, 2025), published pursuant to law or the requirement of its supervisory or examining authority.

T1A(viii)		Not applicable.

T1A(ix)		Not applicable.

(1)	Exhibit previously filed with the Securities and Exchange Commission with Registration No. 333-236366 and incorporated herein by reference thereto.

(2)	Exhibit previously filed with the Securities and Exchange Commission with Registration No. 333-118523 and incorporated herein by reference thereto.

(3)	Exhibit previously filed with the Securities and Exchange Commission with Registration No. 333-243528 and incorporated herein by reference thereto.

(4)	Exhibit previously filed with the Securities and Exchange Commission with Registration No. 333-269690 and incorporated herein by reference thereto.

[Signature Page Follows]

SIGNATURE

Pursuant to the requirements of the Trust Indenture Act of 1939, the Trustee, HSBC Bank USA, National Association, a national banking association organized and existing under the laws of the United States of America, has duly caused this statement of eligibility to be signed on its behalf by the undersigned, thereunto duly authorized, all in the City of New York and State of New York on the 29th day of January, 2026.

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Michael Commisso
Michael Commisso
Vice President

EXHIBIT 4

HSBC Bank USA, National Association

Bylaws

(As amended and restated effective April 24, 2025)

Article I

Meetings of Stockholders

Section 1.1. Annual Meeting. The regular annual meeting of the stockholders to elect directors and transact whatever other business may properly come before the meeting, shall be held at the main office of HSBC Bank USA, National Association (the “Association”), 1800 Tysons Boulevard, Tysons (formerly known as McLean), Fairfax County, Virginia, or such other place as the Board may designate, on such date and at such time as is fixed by the Board of Directors (the “Board”); provided, however, that so long as HSBC Holdings plc (“Group”) and any of its subsidiaries own 100 percent of the outstanding common stock of the Association, action to elect directors may be taken by written consent in lieu of an annual meeting and the Board will not be required to fix a date and time for an annual meeting of the Association’s stockholders. Notice of the meeting shall be mailed by first class mail, postage prepaid, at least 10 days and no more than 60 days prior to the date thereof, addressed to each stockholder at their address appearing on the books of the Association. If, for any cause, an election of directors is not made on that date, an election may be held on any subsequent day within 60 days of the date fixed, to be designated by the Board, or, if the directors fail to fix the date, by stockholders representing two-thirds of the shares.

Section 1.2. Special Meetings. Except as otherwise specifically provided by statute, special meetings of the stockholders may be called for any purpose at any time by the President, Chief Executive Officer or a majority of the Association’s Board by vote at a meeting or in writing (addressed to the Secretary of the Association) with or without a meeting or by the stockholders owning a majority of the capital stock of the Association. Every such special meeting, unless otherwise provided by law, shall be called by mailing by first class mail, postage prepaid, not less than 10 days nor more than 60 days prior to the date fixed for the meeting, to each stockholder at the address appearing on the books of the Association such notice to state the purpose of the meeting.

The Board may fix a record date for determining stockholders entitled to notice and to vote at any meeting, in reasonable proximity to the date of giving notice to the stockholders of such meeting. The record date for determining stockholders entitled to demand a special meeting is the date the first stockholder signs a demand for the meeting describing the purpose or purposes for which it is to be held.

A special meeting may be called by stockholders or the Board to amend the Articles of Association or Bylaws, whether or not such Bylaws may be amended by the Board in the absence of stockholder approval.

If an annual or special stockholders’ meeting is adjourned to a different date, time, or place, notice need not be given of the new date, time or place, if the new date, time or place is

PUBLIC

announced at the meeting before adjournment, unless any additional items of business are to be considered, or the Association becomes aware of an intervening event materially affecting any matter to be voted on more than 10 days prior to the date to which the meeting is adjourned. If a new record date for the adjourned meeting is fixed, however, notice of the adjourned meeting must be given to persons who are stockholders as of the new record date.

Section 1.3. Nominations of Directors. Nominations for election to the Board may be made by the Board or by any stockholder of any outstanding class of capital stock of the Association entitled to vote for the election of directors. Nominations, other than those made by or on behalf of the existing management of the Association, shall be made in writing and shall be delivered or mailed to the President of the Association not less than 14 days nor more than 50 days prior to any meeting of stockholders called for the election of directors, provided that, however, if less than 21 days’ notice of the meeting is given to stockholders, such nomination shall be mailed or delivered to the President of the Association no later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Such notification shall contain the following information to the extent known to the notifying stockholder:

(1)	The name and address of each proposed nominee.

(2)	The principal occupation of each proposed nominee.

(3)	The total number of shares of capital stock of the Association that will be voted for each proposed nominee.

(4)	The name and residence address of the notifying stockholder.

(5)	The number of shares of capital stock of the Association owned by the notifying stockholder.

Nominations not made in accordance herewith may, in their discretion, be disregarded by the chair of the meeting, and upon their instructions, the vote tellers may disregard all votes cast for each such nominee.

Section 1.4. Proxies. Stockholders may vote at any meeting of the shareholders by proxies duly authorized in writing, but no officer or employee of this Association shall act as proxy. Proxies shall be valid only for one meeting, to be specified therein, and any adjournments of such meeting. Proxies shall be dated and filed with the records of the meeting. Proxies with facsimile signatures may be used and unexecuted proxies may be counted upon receipt of a written confirmation from the shareholder. Proxies meeting the above requirements submitted at any time during a meeting shall be accepted. Any action required to be taken at an annual or special meeting of shareholders may be taken without a meeting by written consent setting forth the action and signed by the holders of outstanding shares having not less than the minimum number of shares necessary to authorize or to take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Section 1.5. Quorum. A majority of the outstanding capital stock, represented in person or by proxy, shall constitute a quorum at any meeting of stockholders, unless otherwise provided by law, or by the stockholders or directors pursuant to section 10.2, but less than a quorum may adjourn any meeting, from time to time, and the meeting may be held, as adjourned, without further notice. A majority of the votes cast shall decide every question or matter submitted to the stockholders at any meeting, unless otherwise provided by law or by the Articles of Association, or by the stockholders or directors pursuant to section 10.2.

Article II

Directors

Section 2.1. Board. The Board shall have the power to manage and administer the business and affairs of the Association. Except as expressly limited by law, all corporate powers of the Association shall be vested in and may be exercised by the Board.

Section 2.2. Number. The Board shall consist of no less than five nor more than 25 persons, the exact number within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the full Board or by resolution of a majority of the stockholders at any meeting thereof. A minimum of two directors shall be independent non-executive directors.

Section 2.3. Tenure. The directors shall be elected at the annual meeting of stockholders, except as provided in Section 2.8 of this Article II, and each director elected shall hold office until their successor is elected and qualified or until their earlier resignation or removal.

Each non-executive director will be appointed for an initial three-year term. Upon completion of the initial three-year term, non-executive directors may serve one additional three-year term subject to (i) election by the stockholders, (ii) rigorous review by the Board of whether there are relationships or circumstances that may affect, or could appear to affect, the director’s exercise of independent judgment, and (iii) the Board taking into account the need for progressive refreshing of the Board. Any extension of a non-executive director’s tenure beyond two three-year terms will require prior endorsement by Group. Notwithstanding the foregoing, non-executive directors should not serve on the Board beyond nine years from the date of their first appointment to any HSBC company. Any exception is subject to the prior endorsement of Group. Executive directors will serve one-year terms.

Appointments of non-executive directors shall expire on the third anniversary of their appointment date or at the first annual meeting of the shareholders which falls either on or following the third anniversary from the appointment date.

Section 2.4. Organization Meeting. The Secretary, upon receiving the result of any election, shall notify the directors-elect of their election and of the time and place at which they are required to meet to organize the new Board and elect and appoint officers of the Association for the succeeding year. Such meeting shall be held on the day of the election or as soon thereafter as practicable, and, in any event, within 30 days thereof. If, at the time fixed for such meeting, there shall not be a quorum, the directors present may adjourn the meeting, from time to time, until a quorum is obtained.

Section 2.5. Regular Meetings. The regular meetings of the Board shall be held at the time and location designated by the Board. No notice of a regular meeting shall be required if the meeting is held according to a schedule of regular meetings approved by the Board. Members of the Board may participate in regular or special meetings by means of conference telephone or similar communications equipment by which all persons participating can hear each other. Such participation shall constitute presence in person.

Section 2.6. Special Meetings. Special meetings of the Board may be called by the Chair of the Board, President, Chief Executive Officer or Secretary of the Association, or at the request of three or more directors. Each member of the Board shall be given notice of each special meeting stating the time and place by telegram, telephone, or similar electronic means or in person at least one day prior to such meeting, or by mail at least three days prior.

Section 2.7. Quorum. A majority of the director positions on the Board shall constitute a quorum if the total number is odd or one-half thereof if the total number is even at any meeting, except when otherwise provided by law, or the Bylaws, but a lesser number may adjourn any meeting, from time to time, and the meeting may be held, as adjourned, without further notice. If the number of directors is reduced below the number that would constitute a quorum, no business may be transacted, except selecting directors to fill vacancies in conformance with Section 2.8.

If a quorum is present, the Board may take action through the vote of a majority of the directors who are in attendance.

Section 2.8. Vacancies. When any vacancy occurs among the directors, a majority of the remaining members of the Board, according to the laws of the United States, may appoint a director to fill such vacancy at any regular meeting of the Board, or at a special meeting called for that purpose at which a quorum is present, or if the directors remaining in office constitute fewer than a quorum of the Board, by the affirmative vote of a majority of all the directors remaining in office, or by stockholders at a special meeting called for that purpose, in conformance with Section 1.2. A vacancy that will occur at a specific later date (by reason of a resignation effective at a later date) may be filled before the vacancy occurs, but the new director may not take office until the vacancy occurs. A director elected to fill a vacancy shall serve for the unexpired portion of the term of their predecessor in office.

Section 2.9. Removal of Directors. Any director may be removed either with or without cause, at any time, by a vote of the holders of a majority of the shares of the Association at any meeting of stockholders called for that purpose. A director may be removed for cause by vote of a majority of the full Board.

Section 2.10. Action by the Board. Except as otherwise provided by law, corporate action to be taken by the Board shall mean such action at a meeting of the Board or the Executive Committee of the Board. Any action required or permitted to be taken by the Board, the Executive Committee or any other committee of the Board may be taken without a meeting if all members of the Board or the committee consent in writing to a resolution authorizing the action. The resolution and the written consents thereto shall be filed with the minutes of the proceedings of the Board or committee. Any one or more members of the Board or any committee may participate in a meeting of the Board or committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

Section 2.11. Advisory and Regional Boards. The Board, the Chair of the Board, the President, the Chief Executive Officer, or any Regional President, may establish Advisory Boards or Regional Boards and committees thereof for any one or more of the Association’s regions, offices, or departments, and make or authorize appointments to be made thereto. Appointees to such boards and committees need not be stockholders, directors, or officers of the Association, and they shall have and perform only such functions as may be assigned to them; shall serve at the pleasure of and shall be compensated by fees fixed by the Board, the Chair of the Board, the President, the Chief Executive Officer or the Regional President making the appointment.

Article III

Committees of the Board

Section 3.1. Audit Committee. There shall be an Audit Committee composed of no less than two directors, exclusive of any active officers, appointed by the Board annually or more often. The duty of the Audit Committee shall be to examine at least once during each calendar year and within 15 months of the last examination the affairs of the Association or cause suitable examinations to be made by auditors responsible only to the Board and to report the result of such examination in writing to the Board at the next regular meeting thereafter. Such report shall state whether the Association is in a sound condition, and whether adequate internal controls and procedures are being maintained and shall recommend to the Board such changes in the manner of conducting the affairs of the Association as shall be deemed advisable.

Section 3.2. Executive Committee. The Board may appoint from among its members an Executive Committee composed of not less than three directors, appointed by the Board annually or more often. The Executive Committee shall have power to review, set, and make changes to salaries annually or more often, approve capital expenditures, and to exercise, when the Board is not in session, all other powers of the Board that may be lawfully delegated. The Executive Committee shall keep minutes of its meetings, and such minutes shall be submitted at the next regular meeting of the Board at which a quorum is present, and any action taken by the Board with respect thereto shall be entered in the minutes of the Board.

Section 3.3. Other Committees. The Board may appoint, from time to time, from its own members, risk, compensation, special litigation and other committees of one or more persons, for such purposes and with such powers as the Board may determine.

However, a committee may not:

(1)	Authorize distributions of assets or dividends.

(2)	Approve action required to be approved by stockholders.

(3)	Fill vacancies on the Board or any of its committees.

(4)	Amend the Articles of Association.

(5)	Adopt, amend, or repeal the Bylaws.

(6)	Authorize or approve the issuance or sale, or contract for sale, of shares, or determine the designation and relative rights, preferences, and limitations of a class or series of shares.

Article IV

Officers and Employees

Section 4.1. Appointment of Officers. At its annual meeting following the annual meeting of stockholders, the Board shall appoint from among its members a Chair of the Board. The Board may also appoint one of its members to be the Vice Chair of the Board. The Board shall also make “Senior Executive Appointments” including (i) appointments to the positions of Chair (if an executive), the Policy Making Officers of the Association which include the President, Chief Executive Officer, Chief Financial Officer, Chief Risk Officer, Chief Compliance Officer, Chief Operating Officer, Head of Human Resources, Chief Audit Officer, General Counsel, Corporate Secretary, the heads of the principal business lines and heads of certain other functions as may be determined by the Board; and (ii) other appointments as required by law or regulation. The Chair of the Board or the President may also be appointed as the Chief Executive Officer. The Board of Directors may also appoint General Officers to manage the day-to-day business functions of the Association.

The Chief Executive Officer and the Head of Human Resources shall each have the authority to appoint General Officers not otherwise reserved to the Board up to and including the level of Executive Vice President. Policy Making Officers shall have the authority to appoint General Officers not otherwise reserved to the Board up to and including the level of Senior Vice President.

The Policy Making Officers and any Executive Vice President or above shall also have the authority to appoint general agents, counsel and attorneys at law or in fact as such officer shall deem desirable for such periods and on such terms as it may deem advisable, and to revoke such appointments as may be necessary or desirable. Any Senior Vice President or above shall have the authority to appoint agents, counsel and attorneys at law or in fact as such officer shall deem desirable for such periods and on such terms as it may deem advisable with specific limited authority to assist in the ministerial aspects of their area of responsibilities, and to revoke such appointments as may be necessary or desirable. Any Vice President or above shall have the authority to appoint agents, counsel and attorneys at law or in fact as such officer shall deem desirable for such periods and on such terms as it may deem advisable, and to revoke such appointments as may be necessary or desirable, with specific limited authority to assist in the ministerial aspects of their areas of responsibilities pursuant to specific routine, repetitive delegations of authority. Any delegation of authority to appoint agents, counsel and attorneys at law or in fact authorized above shall be subject to review and approval by internal legal counsel for the Association.

The Board may from time to time designate, employ, or appoint such other officers and assistant officers, agents, employees, counsel, and attorneys at law or in fact as it shall deem desirable for such periods and on such terms as it may deem advisable, and such persons shall have such titles, only such power and authority, and perform such duties as the Board may determine. The Board may also authorize a committee of the Board to appoint such officers as are not required to be appointed by the Board at a meeting.

Section 4.2 Duties of the Chair of the Board. The Chair of the Board shall serve at the Board’s pleasure. Such person shall preside at all meetings of the Board. The Chair of the Board shall supervise the carrying out of the policies adopted or approved by the Board; shall have general executive powers, as well as the specific powers conferred by these Bylaws; and shall have and may exercise such further powers and duties as from time to time may be conferred upon, or assigned by the Board. The Vice Chair, if one is appointed, shall assume the duties of Chair in the absence of the Chair.

Section 4.3 Duties of the President. In the absence of the Chair, or Vice Chair if one is appointed, the President shall preside at any meeting of the Board. The President shall have general executive powers, and shall have and may exercise any and all other powers and duties pertaining by law, regulation, or practice, to the office of President, or imposed by these Bylaws. The President shall also have and may exercise such further powers and duties as from time-to-time may be conferred, or assigned by the Board.

Section 4.4 Duties of Chief Executive Officer. At the next meeting of the Board following the annual meeting of stockholders, or other meeting at which Policy Making Officers are or may be elected, the Board shall appoint the Chief Executive Officer of the Association. The Chief Executive Officer shall have general authority over all matters relating to the business and affairs of the Association subject to the control and direction of the Board. Except as otherwise provided by these Bylaws, the Chief Executive Officer shall have the power to determine the duties of other officers of the Association and to employ and discharge officers and employees. Except as otherwise provided by the Bylaws or the Board, the Chief Executive Officer shall be a member ex officio of all committees authorized by these Bylaws or created by the Board. In the absence of the Chair of the Board and the President, the Chief Executive Officer shall preside at all meetings of the Board and of the stockholders.

Section 4.5. Duties of Senior Executive Vice Presidents, Executive Vice Presidents and Senior Vice Presidents. Each Senior Executive Vice President, Executive Vice President and Senior Vice President shall have such powers and perform such duties as may be prescribed by the Chief Executive Officer of the Association or the Board. In the absence or inability of the Chief Executive Officer to act, the most senior of the Senior Executive Vice Presidents, Executive Vice Presidents and Senior Vice Presidents shall, unless another officer of the Association is so designated by the Chief Executive Officer, perform the duties of the Chief Executive Officer for such time period as required.

Section 4.6. Duties of Treasurer. The Treasurer shall have custody of all funds, securities,

evidences of indebtedness, and other similar property of the Association, and shall, in general, perform all duties incident to the office of Treasurer and such other duties as may be prescribed by the Board. In the absence of an appointment of a Treasurer, the Chief Financial Officer shall have the responsibilities of and perform the duties of the Treasurer.

Section 4.7. Secretary. The Board shall appoint a Secretary or other designated officer who shall be secretary of the Board and of the Association, and shall keep accurate minutes of all meetings. The Secretary shall attend to the giving of all notices required by these Bylaws; shall be custodian of the corporate seal, records, documents, and papers of the Association; shall provide for the keeping of proper records of all transactions of the Association; shall have and may exercise any and all other powers and duties pertaining by law, regulation, or practice, to the office of Secretary, or imposed by these Bylaws; and shall also perform such other duties as may be assigned from time-to-time, by the Board.

Section 4.8. Tenure of Office. The President and all other officers appointed by the Board shall hold office until the next annual meeting of the Board, unless they shall resign, become disqualified, or be removed. All other officers shall hold office until their successors have been appointed and qualify unless they shall resign, become disqualified or be removed. The Board shall have the power to remove the Chair of the Board, the President and the Chief Executive Officer. The Board or the President or the Chief Executive Officer or their designee shall have the power to remove all other officers and employees. Any vacancy occurring in the office of President shall be filled promptly by the Board.

Section 4.9. Resignation. An officer may resign at any time by delivering notice to the Association. A resignation is effective when the notice is given unless the notice specifies a later effective date.

Article V

Fiduciary Activities

Section 5.1. Trust Officer. The Board shall appoint a Trust Officer or Officers or Committee or Committees of the Association whose duties shall be to manage, supervise, and direct all fiduciary activities. Such persons or Committees shall do or cause to be done all things necessary or proper in carrying on the fiduciary business of the Association according to provisions of law and applicable regulations; and shall act pursuant to opinion of counsel when such opinion is deemed necessary. Opinions of counsel shall be retained on file in connection with all important matters pertaining to fiduciary activities. The Trust Officer or Officers or Committee or Committees shall be responsible for all assets and documents held by the Association in connection with fiduciary matters.

The Board may appoint other Trust Officers as it may deem necessary, with such duties as may be assigned. In accordance with Section 4.1 of these Bylaws, any Policy Making Officer may appoint Trust Officers up to and including the level of Senior Vice President.

Section 5.2. Trust Audit Committee. The Association’s Audit Committee described in Section 3.1 of these Bylaws shall fulfil the responsibilities of the Trust Audit Committee for the Association and shall ensure that a suitable audit (by internal or external auditors) of all significant fiduciary activities conducted by the Association is completed at least once during each calendar. The results of the audit (including significant actions taken as a result of the audit) shall be presented to the Audit Committee on behalf of the Board. In lieu of annual audits, the Association may adopt a continuous audit system in accordance with 12 CFR 9.9(b).

Section 5.3. Fiduciary Files. There shall be maintained by the Association all fiduciary records necessary to assure that its fiduciary responsibilities have been properly undertaken and discharged.

Section 5.4. Trust Investments. Funds held in a fiduciary capacity shall be invested according to the instrument establishing the fiduciary relationship and local law. Where such instrument does not specify the character and class of investments to be made and does not vest in the Association a discretion in the matter, funds held pursuant to such instrument shall be invested in investments in which corporate fiduciaries may invest under local law.

Article VI

Stock and Stock Certificates

Section 6.1. Transfers. Shares of stock shall be transferable on the books of the Association, and a transfer book shall be kept in which all transfers of stock shall be recorded. Every person becoming a stockholder by such transfer shall, in proportion to their shares, succeed to all rights of the prior holder of such shares. The Board may impose conditions upon the transfer of the stock reasonably calculated to simplify the work of the Association for stock transfers, voting at stockholder meetings, and related matters, and to protect it against fraudulent transfers.

Section 6.2. Stock Certificates. Certificates of stock shall bear the signature of the President or a

Vice President (which may be engraved, printed, or impressed), and shall be signed manually or by facsimile process by the Secretary or an Assistant Secretary, or any other officer appointed by the Board for that purpose, to be known as an authorized officer, and the seal of the Association shall be impressed or engraved thereon. Each certificate shall recite on its face that the stock represented thereby is transferable only upon the books of the Association properly endorsed.

The Board may adopt or use procedures for replacing lost, stolen, or destroyed stock certificates as permitted by law.

Article VII

Corporate Seal

The President, the Secretary, or any Assistant Secretary, or other officer thereunto designated by the Board, shall have authority to affix the corporate seal to any document requiring such seal and to attest the same. Such seal shall have included thereon the name of the Association and the words “Corporate Seal” and the year it received its charter. The seal may be used by causing it or a facsimile thereof to be impressed or affixed in any manner reproduced.

Article VIII

Miscellaneous Provisions

Section 8.1. Fiscal Year. The fiscal year of the Association shall be the calendar year.

Section 8.2.(a) Execution of Instruments. All agreements, indentures, mortgages, deeds, conveyances, transfers, certificates, declarations, receipts, discharges, releases, satisfactions, settlements, petitions, schedules, accounts, affidavits, bonds, undertakings, proxies and other instruments or documents may be signed, executed, acknowledged, verified, delivered or accepted on behalf of the Association by the Chair of the Board or any Policy Making Officer, or any Vice President, Assistant Officer, agent or attorney at law or in fact authorized pursuant to Section 4.1 of these Bylaws or pursuant to the Association’s Signing Authority procedures, or, if in connection with the exercise of fiduciary powers of the Association, by any of those officers or by any trust officer. Any such instruments may also be executed, acknowledged, verified, delivered or accepted on behalf of the Association in such other manner and by such other officers as the Board may from time to time direct. The provisions of this Section 8.2 are supplementary to any other provision of these Bylaws.

(b) When required, the Secretary or any officer or agent designated by the Board or the Chief Executive Officer or their designee shall countersign and certify all bonds or certificates issued by the Association as trustee, transfer agent, registrar or depository. The Chief Executive Officer or any officer designated by the Board or the Chief Executive Officer or their designee or any duly appointed Trust Officer shall have the power to accept in behalf of the Association any guardianship, receivership, executorship or other special or general trust permitted by law. Each of the foregoing authorizations shall be at the pleasure of the Board, and each such authorization by the Chief Executive Officer or their designee also shall be at the pleasure of the Chief Executive Officer.

Section 8.3. Records. The Articles of Association, the Bylaws, and the proceedings of all meetings of the stockholders, the Board, and standing committees of the Board, shall be recorded in appropriate minute books provided for that purpose. The minutes of each meeting of the stockholders or the Board shall be signed by the Secretary or other officer appointed to act as secretary of the meeting. The minutes of each meeting of a committee of the Board shall be signed by the chairperson of such committee or other director or officer appointed to act as secretary of the meeting.

Section 8.4. (a) Indemnification. The Association may make or agree to make indemnification payments to an institution-affiliated party, as defined by 12 USC § 1813(u), for an administrative proceeding or civil action initiated by any federal banking agency, that are reasonable and consistent with the requirements of 12 USC § 1828(k) and its implementing regulations. The Association may indemnify an institution-affiliated party, as defined by 12 USC § 1813(u), for damages and expenses, including the advancement of expenses and legal fees, in cases involving an administrative proceeding or civil action not initiated by a federal banking agency, in accordance with the law of the State of Delaware, provided such payments are consistent with safe and sound banking practices.

(b) Insurance. The Association may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Association or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Association would have the power to indemnify such person against such expense, liability or loss under this Article VIII, as the same exists or may hereafter be amended.

Section 8.5. Corporate Governance Procedures. To the extent not inconsistent with federal banking statutes or regulations or bank safety and soundness, the corporate governance procedures of the Delaware General Corporation Law, Del. Code Ann. Tit. 8 (1991, as amended 1994, and as amended thereafter) will be followed.

Article IX

Bylaws

Section 9.1. Inspection. A copy of the Bylaws, and all amendments shall at all times be kept in a convenient place at the main office or a principal office of the Association, and may be inspected by all stockholders during banking hours.

Section 9.2. Amendments. The Bylaws may be amended, altered, or repealed, at any regular meeting of the Board, by a vote of a majority of the total number of the directors or at a meeting of stockholders, duly called and held, by a majority of the stock represented at such meeting.

Article X

Emergency Bylaws

Section 10.1. When Operative. Notwithstanding any different provision these bylaws or in the Articles of Association, the emergency bylaws provided in this Article X shall be operative during any emergency resulting from an attack on the United States or on a locality in which the

Association conducts its business or customarily holds meetings of its Board or its stockholders, or during any nuclear or atomic disaster, or during the existence of any catastrophe, or other similar emergency condition, as a result of which a quorum of the Board or a standing committee thereof cannot readily be convened for action.

Section 10.2. Board Meetings. During any such emergency, a meeting of the Board may be called by any director or, if necessary, by any appropriate officer who is not a director. The meeting shall be held at such time and place, within or without Tysons, Virginia, specified by the person calling the meeting and in the notice of the meeting which shall be given to such of the directors as it may be feasible to reach at the time and by such means as may be feasible at the time, including publication or radio. Such advance notice shall be given as, in the judgment of the person calling the meeting, circumstances permit. Two directors shall constitute a quorum for the transaction of business. To the extent required to constitute a quorum at the meeting, the officers present shall be deemed, in order of rank and within the same rank in order of seniority, directors for the meeting.

Section 10.3. Amendments to Emergency Bylaws. These emergency bylaws may be amended, either before or during any emergency, to make any further or different provision that may be practical and necessary for the circumstances of the emergency.

EXHIBIT 7

HSBC BANK USA, NATIONAL ASSOCIATION	FFIEC 031
RSSD-ID 413208	Report Date 9/30/2025
Last Updated on 10/31/2025

Schedule RC - Balance Sheet(Form Type - 031)

All schedules are to be reported in thousands of dollars. Unless otherwise indicated, report the amount outstanding as of the last business day of the quarter.

Dollar amounts in thousands

1. Cash and balances due from depository institutions (from Schedule RC-A):			1.
a. Noninterest-bearing balances and currency and coin[1]	RCFD0081	1,098,780	1.a.
b. Interest-bearing balances[2]	RCFD0071	23,940,637	1.b.
2. Securities:			2.
a. Held-to-maturity securities (from Schedule RC-B, column A)[3]	RCFDJJ34	18,264,391	2.a.
b. Available-for-sale debt securities (from Schedule RC-B, column D)	RCFD1773	29,991,116	2.b.
c. Equity securities with readily determinable fair values not held for trading[4]	RCFDJA22	121,508	2.c.
3. Federal funds sold and securities purchased under agreements to resell:			3.
a. Federal funds sold in domestic offices	RCONB987	0	3.a.
b. Securities purchased under agreements to resell[5]	RCFDB989	4,851,049	3.b.
4. Loans and lease financing receivables (from Schedule RC-C):			4.
a. Loans and leases held for sale	RCFD5369	242,019	4.a.
b. Loans and leases held for investment	RCFDB528	57,126,772	4.b.
c. LESS: Allowance for credit losses on loans and leases	RCFD3123	468,766	4.c.
d. Loans and leases held for investment, net of allowance (item 4.b minus 4.c)	RCFDB529	56,658,006	4.d.
5. Trading assets (from Schedule RC-D)	RCFD3545	20,266,452	5.
6. Premises and fixed assets (including right-of-use assets)	RCFD2145	553,603	6.
7. Other real estate owned (from Schedule RC-M)	RCFD2150	6,861	7.
8. Investments in unconsolidated subsidiaries and associated companies	RCFD2130	2,190	8.
9. Direct and indirect investments in real estate ventures	RCFD3656	0	9.
10. Intangible assets (from Schedule RC-M)	RCFD2143	464,871	10.
11. Other assets (from Schedule RC-F)[6]	RCFD2160	5,778,372	11.
12. Total assets (sum of items 1 through 11)	RCFD2170	162,239,855	12.
13. Deposits:			13.
a. In domestic offices (sum of totals of columns A and C from Schedule RC-E, part I)	RCON2200	129,352,501	13.a.
1. Noninterest-bearing[8]	RCON6631	25,588,648	13.a.1.
2. Interest-bearing	RCON6636	103,763,853	13.a.2.
b. In foreign offices, Edge and Agreement subsidiaries, and IBFs (from Schedule RC-E, part II)	RCFN2200	5,752,283	13.b.
1. Noninterest-bearing	RCFN6631	0	13.b.1.
2. Interest-bearing	RCFN6636	5,752,283	13.b.2.
14. Federal funds purchased and securities sold under agreements to repurchase:			14.
a. Federal funds purchased in domestic offices[9]	RCONB993	1,000,000	14.a.
b. Securities sold under agreements to repurchase[10]	RCFDB995	1,091,662	14.b.
15. Trading liabilities (from Schedule RC-D)	RCFD3548	2,475,128	15.
16. Other borrowed money (includes mortgage indebtedness) (from Schedule RC-M)	RCFD3190	1,531,650	16.
17. Not applicable			17.
18. Not applicable			18.
19. Subordinated notes and debentures[1]	RCFD3200	1,481,795	19.
20. Other liabilities (from Schedule RC-G)	RCFD2930	3,100,371	20.

1.	Includes cash items in process of collection and unposted debits.
2.	Includes time certificates of deposit not held for trading.
3.	Institutions should report in item 2.a, amounts net of any applicable allowance for credit losses, and should equal to Schedule RC-B, item 8, column A less Schedule RI-B, Part II, item 7, column B.
4.	Item 2.c is to be completed by all institutions. See the instructions for this item and the Glossary entry for "Securities Activities" for further detail on accounting for investments in equity securities.
5.	Includes all securities resale agreements, regardless of maturity.
6.	Institutions should report in items 3.b and 11 amounts net of any applicable allowance for credit losses.
8.	Includes noninterest-bearing demand, time, and savings deposits.
9.	Report overnight Federal Home Loan Bank advances in Schedule RC, item 16, "Other borrowed money."
10.	Includes all securities repurchase agreements, regardless of maturity.
1.	Includes limited-life preferred stock and related surplus.

HSBC BANK USA, NATIONAL ASSOCIATION	FFIEC 031
RSSD-ID 413208	Report Date 9/30/2025
Last Updated on 10/31/2025	18

Dollar amounts in thousands

21. Total liabilities (sum of items 13 through 20)	RCFD2948	145,785,390	21.
22. Not applicable			22.
23. Perpetual preferred stock and related surplus	RCFD3838	1,500,000	23.
24. Common stock	RCFD3230	2,001	24.
25. Surplus (exclude all surplus related to preferred stock)	RCFD3839	13,020,400	25.
26. Not available			26.
a. Retained earnings	RCFD3632	3,487,368	26.a.
b. Accumulated other comprehensive income[2]	RCFDB530	-1,555,304	26.b.
c. Other equity capital components[3]	RCFDA130	0	26.c.
27. Not available			27.
a. Total bank equity capital (sum of items 23 through 26.c)	RCFD3210	16,454,465	27.a.
b. Noncontrolling (minority) interests in consolidated subsidiaries	RCFD3000	0	27.b.
28. Total equity capital (sum of items 27.a and 27.b)	RCFDG105	16,454,465	28.
29. Total liabilities and equity capital (sum of items 21 and 28)	RCFD3300	162,239,855	29.
1. Indicate in the box at the right the number of the statement below that best describes the most comprehensive level of auditing work performed for the bank by independent external auditors as of any date during 2024	RCFD6724	NR	M.1.
2. Bank's fiscal year-end date (report the date in MMDD format)	RCON8678	NR	M.2.

Schedule RC-A - Cash and Balances Due From Depository Institutions(Form Type - 031)

Exclude assets held for trading.

Dollar amounts in thousands

	(Column A) Consolidated Bank		(Column B) Domestic Offices
1. Cash items in process of collection, unposted debits, and currency and coin	RCFD0022	326,845			1.
a. Cash items in process of collection and unposted debits			RCON0020	209,929	1.a.
b. Currency and coin			RCON0080	116,916	1.b.
2. Balances due from depository institutions in the U.S	RCFD0082	64,375	RCON0082	64,375	2.
3. Balances due from banks in foreign countries and foreign central banks	RCFD0070	835,884	RCON0070	835,786	3.
4. Balances due from Federal Reserve Banks	RCFD0090	23,812,313	RCON0090	23,812,313	4.
5. Total	RCFD0010	25,039,417	RCON0010	25,039,319	5.

2.	Includes, but is not limited to, net unrealized holding gains (losses) on available-for-sale securities, accumulated net gains (losses) on cash flow hedges, cumulative foreign currency translation adjustments, and accumulated defined benefit pension and other postretirement plan adjustments.
3.	Includes treasury stock and unearned Employee Stock Ownership Plan shares.